EPIPHANY FUNDS TRUST

AMENDMENT TO APPENDIX A

Officers of the Trust:

Authorized Persons

Specimen Signatures

Treasurer

Nancy Benson

/S/ Nancy Benson

Signature

General Counsel, Secretary and

Chief Compliance Officer

C. Elizabeth Fahy

/S/ C. Elizabeth Fahy

Signature

The above Authorized Persons supplement and amend the Authorized Persons you may currently have on file.

/S/ Samuel J. Saladino, III

Samuel J. Saladino, III, President

Date: October 8, 2012